Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-41646, 333-46200, 333-46770, 333-55530, 333-56230, 333-60968, 333-68238, 333-70492, 333-89944, 333-109542, 333-114970, 333-118499, 333-120291, 333-121814 on Form S-3 of Flextronics International, Ltd. (the “Company”) and Registration Statement Nos. 333-46166, 333-55528, 333-55850, 333-57680, 333-60270, 333-69452, 333-75526, 333-101327, 333-103189, 333-110430, 333-119387, 333-120056, and 333-121302 on Form S-8 of the Company of our reports dated June 14, 2005, relating to the consolidated financial statements and financial statement schedule of the Company and management’s report on the effectiveness of internal control over financial reporting appearing in this Annual Report on Form 10-K of the Company for the year ended March 31, 2005.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
June 14, 2005